Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement on Form S-3 of our report dated February 25, 2014, relating to the financial statements and financial statement schedules of Pentair Ltd. and subsidiaries, and the effectiveness of Pentair Ltd.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Pentair Ltd. for the year ended December 31, 2013, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Minneapolis, Minnesota

June 3, 2014